Exhibit 99.2

ZAGG Inc Reports Financial Results for

Fourth Quarter and Full Year 2012

•	Net sales of $87.5 million for the fourth quarter and net sales of $264.4 million for the full year 2012

•	Adjusted EBITDA of $20.9 million for the fourth quarter and Adjusted EBITDA of $62.6 million for the full year 2012

•	GAAP diluted EPS of $0.01 for the fourth quarter and pro forma diluted EPS of $0.37 and GAAP diluted EPS of $0.46 for the full year 2012 and pro forma diluted EPS of $1.14

•	Net sales guidance of $313.0 million - $318.0 million and adjusted EBITDA of $69.0 million - $71.0 million for the full year 2013

SALT LAKE CITY--(BUSINESS WIRE)-- ZAGG Inc (NASDAQ: ZAGG) (www.ZAGG.com), a market leader in innovative mobile device accessories and technologies, today announced financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter Highlights (fourth quarter 2012 versus fourth quarter 2011)

•	Net sales increased 30% to $87.5 million

•	Gross margins of 44.1%

•	Operating income of $5.3 million; excluding a non-cash impairment charge of $11.5 million, operating income was up 17% to $16.8 million

•	Adjusted EBITDA increase of 12% to $20.9 million

•	Generated over $2.0 million in operating cash flow

•	Ending cash and cash equivalents balance of $20.2 million

•	Keyboard sales increased 164% representing 28% of net sales

•	invisibleSHIELD sales represented 43% of net sales

“We are very pleased with our record fourth quarter revenue and Adjusted EBITDA, as we experienced strong sales volume in all product categories during the 2012 holiday season.  This quarter we successfully refinanced our debt, substantially lowering our interest expense for 2013 and beyond. We will be using some of our cash from operations to pay down debt as well as to purchase our stock opportunistically in the open market,” said Brandon O’Brien, ZAGG CFO. “Gross margins in the quarter were impacted by airfreight charges linked to the iPhone 5 and iPad mini launches, as well as airfreight charges to meet certain urgent needs of some retail partners.  Another impact on gross margins was the product mix. Though sales in all product categories increased year-over-year, sales of keyboards increased significantly faster than invisibleSHIELDs, our highest margin product,” continued Mr. O’Brien. “We made an important brand strategy change during the fourth quarter by placing greater emphasis on the promotion of our core brands, ZAGG and iFrogz. As a result of this adjustment in brand focus and our lower stock price during the fourth quarter, we incurred a non-cash charge of $11.5 million against one of the secondary brands and goodwill associated with the iFrogz acquisition. With the launch of mobile gaming products later this year and growth from the existing iFrogz branded products, we look for continued expansion from iFrogz in 2013.”

Fourth Quarter Results

Net sales for the fourth quarter of 2012 increased 30% to $87.5 million from $67.5 million in the same quarter last year.  Revenue by channel was 82% through indirect channels, 13% through ZAGG.com and iFrogz.com and 5% through the company’s mall cart and kiosk programs.

Gross profit for the fourth quarter was $38.6 million or 44.1% of net sales, representing a 23% increase, versus $31.4 million or 46.5% of net sales in the fourth quarter of the prior year. Gross profit as a percentage of sales declined primarily due to airfreight costs and change in product mix.

In the quarter, as a result of an adjustment in brand focus and lower stock price, the Company conducted an impairment analysis which resulted in a non-cash impairment charge of $11.5 million related to a trademark and goodwill from its iFrogz acquisition.

Operating income for the fourth quarter was $5.3 million. Operating income for the fourth quarter, excluding the non-cash impairment charge of $11.5 million, was $16.8 million compared to operating income of $14.4 million for the fourth quarter of 2011 and $7.1 million for the previous quarter.

Net income attributable to stockholders for the fourth quarter of 2012 was $0.2 million or $0.01 per diluted share as compared to net income attributable to stockholders of $9.9 million or $0.32 per diluted share in the fourth quarter of 2011.

Pro forma net income attributable to stockholders for the fourth quarter of 2012 was $11.9 million or $0.37 per diluted share as compared to pro forma net income attributable to stockholders of $11.1 million or $0.35 per diluted share in the fourth quarter of 2011 and $7.4 million or $0.23 per diluted share in the prior quarter.

Adjusted EBITDA for the fourth quarter of 2012 was $20.9 million versus $18.7 million of Adjusted EBITDA in the fourth quarter of 2011, representing an increase of 12% over the prior year’s fourth quarter results.

Full Year 2012 Highlights (Full year 2012 versus full year 2011)

•	Net sales increased 48% to $264.4 million

•	Gross margins of 46%

•	Operating income of $33.5 million; excluding a non-cash impairment charge of $11.5 million, operating income was up 60% to $45.0 million

•	Adjusted EBITDA increase of 38% to $62.6 million

•	Keyboard sales increased 111% representing 24% of net sales

•	invisibleSHIELD sales represented 46% of net sales

“2012 has been a year of growth and maturing for ZAGG. In addition to appointing a new CEO, ZAGG added three new independent board members this year. Early in 2012, the Company established corporate objectives and a product management discipline and, as a result, ZAGG has significantly increased the breadth and depth of our product offering,” said Randy Hales, President and CEO of ZAGG. “We expanded our invisibleSHIELD line, increased the number of tablet offerings, including the keyboard cases and folios, and expanded our power offering throughout 2012. At CES earlier this year, we introduced over 70 SKUs and two new product categories, gaming handsets and desktop audio.  Overall, our record 2012 revenue was driven by brisk sales of keyboards, invisibleSHIELDs, and continued expansion of our distribution channels.”

Full Year 2012 Results

Net sales for the full year 2012 increased 48% to $264.4 million from $179.1 million in the previous year.  Revenue by channel was 82% through indirect channels, 13% through ZAGG.com and iFrogz.com and 5% through the company’s mall cart and kiosk programs.

Gross profit for the full year 2012 was $120.5 million, or 46% of net sales, representing a 47% increase over the prior year in which gross profit was $81.9 million, or 46% of net sales.

In the fourth quarter, as a result of an adjustment in brand focus and lower stock price, the Company conducted an impairment analysis, which resulted in a non-cash impairment charge of $11.5 million related to a trademark and goodwill from its iFrogz acquisition.

Operating income for the full year 2012 was $33.5 million. Operating income for the full year 2012, excluding the non-cash impairment charge of $11.5 million, was $45.0 million compared to operating income of $28.1 million for the full year 2011.

Net income attributable to stockholders for the full year 2012 was $14.5 million or $0.46 per diluted share as compared to net income attributable to stockholders of $18.2 million or $0.63 per diluted share in the full year 2011.

Pro forma net income attributable to stockholders for the full year 2012 was $36.0 million or $1.14 per diluted share as compared to pro forma net income attributable to stockholders of $26.6 million or $0.92 per diluted share in the full year 2011.

Adjusted EBITDA for the full year 2012 was $62.6 million versus $45.3 million of Adjusted EBITDA in the full year 2011, an increase of 38%.

About Non-GAAP Financial Information

ZAGG considers earnings before stock-based compensation expense, impairment of goodwill and intangibles, depreciation and amortization, iFrogz acquisition expenses, iFrogz inventory fair value write-up, impairment of note receivable, other expense, provision for income taxes, and noncontrolling interest ("Adjusted EBITDA") to be an important financial indicator of the Company's operational strength and the performance of its business.

In addition, ZAGG considers earnings before stock-based compensation expense, impairment of goodwill and intangibles, amortization, iFrogz acquisition expenses, iFrogz inventory fair value write-up, impairment of note receivable, other expense (excluding cash interest expense), non-cash deferred loan costs charge, noncontrolling interest, and expense related to the former CEO’s departure, net of tax effects where applicable, (“pro forma net income attributable to stockholders”) to be a valuable metric in respect of the operational performance of the Company.

These results should be considered in addition to results prepared in accordance with generally accepted accounting principles ("GAAP"), but should not be considered as a substitute for, or superior to, GAAP results.

A reconciliation of the differences between Adjusted EBITDA and pro forma net income attributable to stockholders, and the most comparable financial measure calculated and presented in accordance with GAAP, is presented under the heading "Reconciliation of Non-GAAP Financial Information to GAAP" immediately following the Condensed Consolidated Statements of Operations included below.

Outlook

Guidance for 2013 net sales is $313.0 million - $318.0 million and Adjusted EBITDA of $69.0 million - $71.0 million.

Conference Call

A conference call will be held today at 5:00 p.m. EST to review these results. Interested parties may access via the Internet on the Company’s website at:

http://investors.zagg.com.

Non-GAAP Financial Disclosure

Investors are cautioned that the Adjusted EBITDA (earnings before stock-based compensation expense, impairment of goodwill and intangibles, depreciation and amortization, iFrogz acquisition expenses, iFrogz inventory fair value write-up, impairment of note receivable, other expense, provision for income taxes, and noncontrolling interest) and pro forma net income attributable to stockholders (earnings before stock-based compensation expense, impairment of goodwill and intangibles, amortization, iFrogz acquisition expenses, iFrogz inventory fair value write-up, impairment of note receivable, other expense, non-cash deferred loan costs charge, noncontrolling interest, and expense related to the former CEO’s departure, net of tax effects where applicable) contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles, or as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. For comparative purposes, we applied an annualized statutory tax rate of 38.5% to derive the pro forma net income attributable to stockholders and pro forma EPS attributable to stockholders. We present this financial information because we believe that it is helpful to some investors as a measure of our performance. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in filings made by the company with the Securities and Exchange Commission.

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